Exhibit 10.1

NON-QUALIFIED STOCK OPTION

AWARD AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT, entered into as of the Grant Date, is by and between the Participant and Caraustar Industries, Inc. (the “Company”).

BACKGROUND STATEMENT

The Company maintains the Caraustar Industries, Inc. 2003 Long-Term Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Compensation and Employee Benefits Committee of the Company’s Board of Directors, which administers the Plan (the “Committee”), to receive an award of a non-qualified stock option under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a) The “Participant” is «Participant» «Last Name».

(b) The “Grant Date” is «NQs Grant Date».

(c) The number of “Covered Option Shares” subject to the Option awarded under this Agreement shall be «NQs» shares of the Company’s common stock.

(d) The “Exercise Price” is $             per Covered Option Share.

Other terms used in this Agreement are defined in paragraph 8 or elsewhere in this Agreement.

2. Award and Exercise Price. This Agreement specifies the terms of the option (the “Option”) granted to the Participant to purchase the number of Covered Option Shares of the Company’s common stock at the Exercise Price per share as set forth in paragraph 1. The Option is not intended to constitute an “incentive stock option” as that term is used in Section 422 of the Internal Revenue Code, as amended.

3. Period of Exercise. Subject to the limitations of this Agreement, the Option shall be exercisable according to the following schedule, with respect to each installment shown in the schedule on and after the “Vesting Date” applicable to such installment:

Installment	Vesting Date Applicable to Installment
¼ of Covered Shares	first anniversary of Grant Date
¼ of Covered Shares	second anniversary of Grant Date
¼ of Covered Shares	third anniversary of Grant Date
¼ of Covered Shares	fourth anniversary of Grant Date

An installment shall not become exercisable on the otherwise applicable Vesting Date if the Participant’s Date of Termination (as defined in paragraph 8) occurs on or before such Vesting Date for any reason other than the Participant’s Retirement. Notwithstanding the foregoing provisions of this paragraph 3, the Option shall become exercisable with respect to all of the Covered Shares (to the extent it is not then otherwise exercisable) as follows:

(a) The Option shall become fully exercisable upon the Participant’s death or Disability.

(b) The Option shall become fully exercisable as of the date of a Change in Control unless the Participant’s Date of Termination, other than by reason of Retirement, occurs before the date of the Change in Control.

Except as otherwise provided in this paragraph 3 with respect to death, Disability and Retirement, the Option may be exercised on or after the Date of Termination only as to that portion of the Covered Shares as to which it was exercisable immediately prior to the Date of Termination.

4. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a) the 10-year anniversary of the Grant Date;

(b) if the Participant’s Date of Termination occurs by reason of death or Disability, the one-year anniversary of such Date of Termination; or

(c) if the Participant’s Date of Termination occurs for reasons other than death, Disability, or Retirement, the 90-day anniversary of such Date of Termination.

5. Exercise of Option. Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of shares of the Company’s common stock that the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of common stock indicated by the

Participant’s election. Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of common stock owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of the Company’s common stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Company’s common stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

6. Withholding Taxes. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of the Company’s common stock that the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

7. Transferability. Except as otherwise provided in this paragraph 7, the Option is not transferable other than as designated by the Participant by will, the laws of descent and distribution or a qualified domestic relations order. However, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of:

(i) any Family Member of the Participant;

(ii) a trust in which either the Participant or the Participant’s Family Members have more than 50% of the beneficial interest;

(iii) a foundation in which the Participant or the Participant’s Family Members control the management of assets; or

(iv) any other entity in which the Participant or the Participant’s Family Members own more than 50% of the voting interests.

Each such transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. The term “Family Member” shall mean the Participant’s child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including in each case adoptive relationships.

8. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and provided, further, that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(b) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days.

(c) Retirement. “Retirement” of the Participant shall mean, with the approval of the Committee, the occurrence of the Participant’s Date of Termination on or after the date the Participant attains the earliest age at which the Participant is eligible to retire under the Caraustar Industries, Inc. Defined Benefit Pension Plan.

(d) Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase defined in the Plan is similarly used in this Agreement.

9. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the

Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

11. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

12. Not An Employment Contract. The Option shall not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

14. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option until a stock certificate has been duly issued following exercise of the Option as provided herein.

15. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

17. Revocation for Failure to Return. This Agreement will be null and void, the Option offered hereby will be automatically revoked and the Participant will have no rights under this Agreement or in connection with such Option, unless the Company receives a copy of this Agreement bearing the Participant’s original signature, in the space provided below, on or before             , 20    .